Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

US Airways, Inc.:

We consent to the incorporation by reference in the registration statement no. 333-47348 on Form S-3 of US

Airways, Inc. of our reports dated February 25, 2005, relating to the balance sheets of US Airways, Inc. (the

“Company”) as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity

(deficit), and cash flows for the year ended December 31, 2004 and the nine months ended December 31, 2003 for the Successor Company and the three months ended March 31, 2003 and the year ended December 31, 2002 for the

Predecessor Company, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on

Form 10-K of US Airways.

Our report dated February 25, 2005 includes an explanatory paragraph that states that the financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s significant recurring losses, accumulated deficit, and as discussed in Note 1 to the financial statements, filing of a voluntary petition to reorganize under Chapter 11 of the federal bankruptcy laws, and other matters including the Company’s ability to maintain compliance with all terms of its ATSB Loan, ability to successfully achieve required costs savings to complete its restructuring, ability to generate cash from operations and maintain adequate cash on hand, ability to resolve the uncertainty of the amount of claims that will be allowed and as to a number of disputed claims which are materially in excess of amounts reflected in the financial statements, ability of the Company to confirm a plan of reorganization under the Bankruptcy Code and obtain the required debt and equity financing to emerge from bankruptcy protection, and ability to achieve profitability, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated February 25, 2005 also includes an explanatory paragraph that states that, on March 18, 2003, the

Bankruptcy Court confirmed the Company’s Plan of Reorganization (the Plan) related to its prior Chapter 11 proceeding. The Plan became effective on March 31, 2003 and the Company emerged from the prior Chapter 11 proceeding. In connection with its emergence from the prior Chapter 11 proceeding, the Company adopted fresh-

start reporting pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the

Bankruptcy Code” as of March 31, 2003. As result, the financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects. As discussed in Notes 2(m) and 9 to the financial statements, effective April 1, 2003, the Company changed its method of accounting for stock-based compensation as described by Statement of Financial Standards

No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”.

KPMG LLP

McLean, VA

February 28, 2005